OMB APPROVAL
OMB Number: 3235-0145 Expires: February 28, 2009 Estimated average burden Hours per response . . . . 14.5

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No.___)   *

Biomet, Inc.
(Name of Issuer)
Common Shares, no par value
(Title of Class of Securities)
090613100
(Cusip Number)
Mark C. Wehrly Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111 (415) 421-2132
(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications
June 14, 2007
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 59 Pages

Exhibit Index Found on Page 57

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,758,100
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,758,100
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,758,100
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 3 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,320,900
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,320,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,320,900
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 168,600
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 168,600
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,600
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners III, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 91,634
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 91,634
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 91,634
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Tinicum Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 72,108
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 72,108
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,108
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Offshore Investors II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,504,400
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,504,400
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,504,400
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 8 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Noonday Capital Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 884,900
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 884,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 884,900
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 9 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Management, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 6,980,158
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 6,980,158
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,980,158
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%
14	TYPE OF REPORTING PERSON (See Instructions) IA. OO

Page 10 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 6,800,642
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 6,800,642
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,800,642
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 11 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Chun R. Ding
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 12 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) William F. Duhamel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 13 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Richard B. Fried
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Monica R. Landry
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Douglas M. MacMahon
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) William F. Mellin
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Stephen L. Millham
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jason E. Moment
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Rajiv A. Patel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Derek C. Schrier
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Thomas F. Steyer
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Mark C. Wehrly
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,780,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,780,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,780,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Noonday Asset Management, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,434,597
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,434,597
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,434,597
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%
14	TYPE OF REPORTING PERSON (See Instructions) IA, PN

Page 24 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Noonday G.P. (U.S.), L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,434,597
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,434,597
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,434,597
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 25 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Noonday Capital, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,434,597
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,434,597
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,434,597
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 26 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David I. Cohen
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,434,597
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,434,597
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,434,597
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 27 of 59 Pages

NY407367.5/344-00402

13D

CUSIP No. 090613100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Saurabh K. Mittal
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing hold an aggregate of 13,780,800 shares, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,434,597
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,434,597
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,434,597
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 28 of 59 Pages

NY407367.5/344-00402

Item 1. Security And Issuer

This statement relates to Common Shares, no par value (the “Shares”), of Biomet, Inc. (the “Company”). The Company’s principal offices are located at 56 East Bell Drive, Warsaw, Indiana 46582.

Item 2. Identity And Background

(a)    This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;

(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it;

(v)	Tinicum Partners, L.P., a New York limited partnership (“Tinicum”), with respect to the Shares held by it; and

(vi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it.

FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the “Farallon Funds.”

Page 29 of 59 Pages

NY407367.5/344-00402

The Noonday Fund

(vii)	Noonday Capital Partners, L.L.C., a Delaware limited liability company (the “Noonday Fund”), with respect to the Shares held by it.

The Farallon Funds and the Noonday Fund are together referred to herein as the “Funds.”

The Management Company

(viii)

Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the Shares held by certain accounts managed by the Management Company (the “Managed Accounts”).

The Farallon General Partner

(ix)

Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the “Farallon General Partner”), with respect to the Shares held by each of the Funds.

The Farallon Managing Members

(x)

The following persons who are managing members of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Funds and the Managed Accounts: Chun R. Ding (“Ding”), William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Monica R. Landry (“Landry”), Douglas M. MacMahon (“MacMahon”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Rajiv A. Patel (“Patel”), Derek C. Schrier (“Schrier”), Thomas F. Steyer (“Steyer”), and Mark C. Wehrly (“Wehrly”).

Ding, Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Patel, Schrier, Steyer, and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

The Noonday Sub-adviser Entities

(xi)

Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser1 to each of the Funds and the Managed Accounts (the “First Noonday Sub-adviser”), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts;

_________________________

1 The First Noonday Sub-adviser and the Second Noonday Sub-adviser entered into certain subadvisory arrangements with the Management Company and the Farallon General Partner effective as of January 1, 2005, pursuant to which the First Noonday Sub-adviser and the Second Noonday Sub-adviser were granted investment discretion over all of the assets of the Noonday Fund and certain of the assets of the Farallon Funds and the Managed Accounts.

Page 30 of 59 Pages

NY407367.5/344-00402

(xii)

Noonday Asset Management, L.P., a Delaware limited partnership which is a sub-investment adviser[1] to each of the Funds and the Managed Accounts (the “Second Noonday Sub-adviser”), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts; and

(xiii)

Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday Sub-adviser (the “Noonday General Partner”), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Fund and the Managed Accounts.

The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the “Noonday Sub-adviser Entities.”

The Noonday Managing Members

(xiv)

David I. Cohen (“Cohen”) and Saurabh K. Mittal (“Mittal”), the managing members of both the First Noonday Sub-adviser and the Noonday General Partner, with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Fund and the Managed Accounts.

Cohen and Mittal are referred to herein as the “Noonday Individual Reporting Persons.” The Noonday Individual Reporting Persons and the Farallon Individual Reporting Persons are together referred to herein as the “Individual Reporting Persons.”

(b)          The address of the principal business office of (i) the Funds, the Management Company and the Farallon General Partner is One Maritime Plaza, Suite 2100, San Francisco, California 94111, (ii) the Noonday Sub-adviser Entities is 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

(c)          The principal business of each of the Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the First Noonday Sub-adviser and the Second Noonday Sub-adviser, a registered investment adviser, is to act as a sub-investment adviser to the Funds and the Managed Accounts. The principal business of the Noonday General Partner is to act as the general partner of the Second Noonday Sub-adviser. The principal business of the Management Company is that of a registered investment adviser. The principal business of the Farallon General Partner is to act as the general partner of the Farallon Funds and the managing member of the Noonday Fund. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

(d)          None of the Funds, the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner or the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Page 31 of 59 Pages

NY407367.5/344-00402

(e)          None of the Funds, the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner or the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)           The citizenship of each of the Noonday Sub-adviser Entities, the Funds, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Mittal is a citizen of the United States. Mittal is a citizen of India. The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3. Source And Amount Of Funds And Other Consideration

The net investment cost (including commissions) for the Shares held by each of the Funds and the Managed Accounts is set forth below:

Entity	Shares Held	Approximate Net Investment Cost
FCP	2,758,100	$117,078,393
FCIP	1,320,900	$56,318,738
FCIP II	168,600	$7,163,022
FCIP III	91,364	$3,893,839
Tinicum FCOI II	72,108 1,504,400	$3,075,832 $98,919,495
Noonday Fund	884,900	$3,288,286
Managed Accounts	6,980,158	$297,652,773

The consideration for such acquisitions was obtained as follows: (i) with respect to the Noonday Fund, FCP, Tinicum and FCOI II, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by the Noonday Fund, FCP, Tinicum and FCOI II at Goldman, Sachs & Co.; (ii) with respect to FCIP, FCIP II and FCIP III, from working capital; and (iii) with respect to the Managed Accounts, from the working capital of the Managed Accounts and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. The Noonday Fund, FCP, Tinicum, FCOI II and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Page 32 of 59 Pages

NY407367.5/344-00402

Item 4. Purpose Of The Transaction

The purpose of the acquisition of the Shares is for investment, and the acquisitions of the Shares by each of the Funds and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

Although no Reporting Person has any specific plan or proposal to acquire or dispose of Shares, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Shares or dispose of any or all of its Shares depending upon an ongoing evaluation of the investment in the Shares, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Shares which it may hold at any point in time.

Also, consistent with their investment intent, the Reporting Persons may engage in communications with, without limitation, one or more shareholders of the Company, one or more officers of the Company, and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.

Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5. Interest In Securities Of The Issuer

(a)	The Funds

(a),(b)

The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 245,666,581 Shares outstanding as of June 1, 2007 as reported by the Company in its Schedule 14D-9 filed with the Securities and Exchange Commission on June 13, 2007

(c)

The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Funds in the past 60 days are set forth on Schedules A-G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

(d)

Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the

Page 33 of 59 Pages

NY407367.5/344-00402

Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	Not applicable.

(b)	The Management Company

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

(c)

The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule H hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

(d)

Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Management Company.

(e)	Not applicable.

(c)	The Farallon General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

(c)	None.

(d)

Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday

Page 34 of 59 Pages

NY407367.5/344-00402

Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	Not applicable.

(d)	The Farallon Individual Reporting Persons

(a),(b)

The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

(c)	None.

(d)

Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

(e)	Not applicable.

(e) The Noonday Sub-adviser Entities

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

(c)	None.

(d)

Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser, and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the

Page 35 of 59 Pages

NY407367.5/344-00402

disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

(e)	Not applicable.

(f)	The Noonday Individual Reporting Persons

(a),(b)

The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

(c)	None.

(d)

Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

(e)	Not applicable.

The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The First Noonday Sub-adviser and the Second

Page 36 of 59 Pages

NY407367.5/344-00402

Noonday Sub-adviser, as sub-investment advisers to the Funds and Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Noonday fund and certain of the Shares owned by the Farallon Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. Each of the Management Company, the Farallon General Partner, the Noonday Sub-adviser Entities, and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6. Contracts, Arrangements, Understandings Or

Relationships With Respect To Securities Of The Issuer

Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer or voting of any securities of the Company, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7. Materials To Be Filed As Exhibits

There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.

Page 37 of 59 Pages

NY407367.5/344-00402

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: June 25, 2007

/s/ Mark C. Wehrly	_

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

and as the Managing Member of

NOONDAY CAPITAL PARTNERS, L.L.C.

By Mark C. Wehrly, Managing Member

/s/ Mark C. Wehrly	_

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Mark C. Wehrly, Managing Member

/s/ Mark C. Wehrly	_

NOONDAY G.P. (U.S.), L.L.C.

By Mark C. Wehrly, Attorney-in-fact

/s/ Mark C. Wehrly	_

NOONDAY CAPITAL, L.L.C.,

On its own behalf

and as the General Partner of

NOONDAY ASSET MANAGEMENT, L.P.

By Mark C. Wehrly, Attorney-in-fact

/s/ Mark C. Wehrly	_

Mark C. Wehrly, individually and as attorney-in-fact for

each of David I. Cohen, Chun R. Ding, William F. Duhamel,

Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, and Thomas F. Steyer

The Powers of Attorney executed by Ding and Schrier authorizing Wehrly to sign and file this Schedule 13G on each person’s behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such

Page 38 of 59 Pages

NY407367.5/344-00402

Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Patel authorizing Wehrly to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Wehrly to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Duhamel, Fried, Landry, Mellin, Millham and Steyer authorizing Wehrly to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 2006, by such Reporting Persons with respect to the Common Stock of Arbor Realty Trust, Inc., are hereby incorporated by reference. The Power of Attorney executed by MacMahon authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 5, 2007, by such Reporting Person with respect to the Class A Common Stock of Univision Communications Inc., is hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Wehrly to sign and file this Schedule 13G on its or his behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Wehrly to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.

Page 39 of 59 Pages

NY407367.5/344-00402

ANNEX 1

Set forth below with respect to the Management Company, the Farallon General Partner and the Noonday Sub-Advisor Entities is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each Individual Reporting Person is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.	The Management Company

(a)	Farallon Capital Management, L.L.C.
(b)	One Maritime Plaza, Suite 2100
San Francisco, California 94111
(c)	Serves as investment adviser to various managed accounts
(d)	Delaware limited liability company
(e)	Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R.

Ding, William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry,             Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

2.	The Farallon General Partner

(a)	Farallon Partners, L.L.C.
(b)	c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, California 94111
(c)	Serves as general partner to investment partnerships
(d)	Delaware limited liability company

(e)      Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

3.	Managing Members of the Management Company and
the Farallon General Partner

Each of the managing members of the Management Company and the Farallon General Partner other than Gregory S. Swart is a citizen of the United States. Gregory S. Swart is a citizen of New Zealand. The business address of each of the managing members of the Management Company and the Farallon General Partner is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of both the Management Company and the Farallon General Partner. The principal occupation of each other managing member of the Management Company and the Farallon General Partner is serving as a managing member of both the Management Company and the Farallon General Partner. None of the managing members of the Management Company and the Farallon General Partner has any

Page 40 of 59 Pages

NY407367.5/344-00402

additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

4.	The First Noonday Sub-adviser

(a)	Noonday G.P. (U.S.), L.L.C.

(b)	c/o Noonday Asset Management, L.P.

227 West Trade Street, Suite 2140
Charlotte, North Carolina 28202

(c)     Serves as sub-investment adviser to investment funds and managed accounts

(d)	Delaware limited liability company

(e)	Managing Members: David I. Cohen and Saurabh K. Mittal

5.	The Second Noonday Sub-adviser

(a)	Noonday Asset Management, L.P.

(b)	227 West Trade Street, Suite 2140

Charlotte, North Carolina 28202

(c)	Serves as sub-investment adviser to investment funds and managed accounts

(d)	Delaware limited partnership

(e)      David I. Cohen and Saurabh K. Mittal, the managing members of its general partner

6.	The Noonday General Partner

(a)	Noonday Capital, L.L.C.

(b)	c/o Noonday Asset Management, L.P.

227 West Trade Street, Suite 2140
Charlotte, North Carolina 28202

(c)	Serves as general partner of the Second Noonday Sub-adviser

(d)	Delaware limited liability company

(e)	Managing Members: David I. Cohen and Saurabh K. Mittal

7.	The Noonday Individual Reporting Persons

Cohen is a citizen of the United States. Mittal is a citizen of India. The business address of each of the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The principal occupation of each of the Noonday Individual Reporting Persons is serving as the managing member of both the First Noonday Sub-adviser and the Noonday General Partner. The Noonday Individual Reporting Persons do not have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

Page 41 of 59 Pages

NY407367.5/344-00402

SCHEDULE A

FARALLON CAPITAL PARTNERS, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
5/2/2007	19,800 (P)	$43.37
5/2/2007	1,300 (P)	$43.31
5/2/2007	18,300 (P)	$43.37
5/2/2007	1,300 (P)	$43.31
5/2/2007	19,800 (P)	$43.37
5/2/2007	1,300 (P)	$43.31
5/14/2007	(1,100) (S)	$43.42
5/14/2007	(46,400) (S)	$43.42
5/14/2007	21,700 (P)	$43.44
5/14/2007	46,400 (P)	$43.42
5/15/2007	(8,900) (S)	$43.50
5/15/2007	(2,600) (S)	$43.50
5/15/2007	(8,700) (S)	$43.45
5/15/2007	(8,600) (S)	$43.45
5/15/2007	(24,200) (S)	$43.48
5/15/2007	27,600 (P)	$43.53
5/15/2007	24,200 (P)	$43.48
5/22/2007	7,500 (P)	$43.53
5/22/2007	1,100 (P)	$43.56
5/22/2007	8,400 (P)	$43.53
5/22/2007	1,300 (P)	$43.56
5/24/2007	5,200 (P)	$43.63
5/24/2007	4,700 (P)	$43.63
5/24/2007	5,200 (P)	$43.63
5/25/2007	3,600 (P)	$43.63
5/25/2007	3,300 (P)	$43.63
5/25/2007	3,600 (P)	$43.63
5/29/2007	10,600 (P)	$43.50
5/29/2007	18,400 (P)	$43.50
5/29/2007	5,100 (P)	$43.48
5/29/2007	26,300 (P)	$43.53
5/29/2007	8,500 (P)	$43.53
5/29/2007	9,700 (P)	$43.50
5/29/2007	16,800 (P)	$43.50
5/29/2007	4,700 (P)	$43.48
5/29/2007	24,000 (P)	$43.53
5/29/2007	7,800 (P)	$43.53
5/29/2007	10,600 (P)	$43.50
5/29/2007	18,400 (P)	$43.50

Page 42 of 59 Pages

NY407367.5/344-00402

5/29/2007	5,100 (P)	$43.48
5/29/2007	26,300 (P)	$43.53
5/29/2007	8,500 (P)	$43.53
6/14/2007	22,400 (P)	$45.58
6/14/2007	31,300 (P)	$45.58
6/14/2007	33,700 (P)	$45.58
6/15/2007	1,532 (P)	$45.56
6/15/2007	270 (P)	$45.56
6/15/2007	8,668 (P)	$45.58
6/15/2007	1,530 (P)	$45.58
6/15/2007	2,133 (P)	$45.56
6/15/2007	376 (P)	$45.56
6/15/2007	12,067 (P)	$45.58
6/15/2007	2,124 (P)	$45.58
6/15/2007	2,283 (P)	$45.56
6/15/2007	406 (P)	$45.56
6/15/2007	12,917 (P)	$45.58
6/15/2007	2,294 (P)	$45.58
6/18/2007	8,100 (P)	$45.63
6/18/2007	11,300 (P)	$45.63
6/18/2007	12,200 (P)	$45.63
6/19/2007	2,200 (P)	$45.57
6/19/2007	6,200 (P)	$45.56
6/19/2007	2,500 (P)	$45.58
6/19/2007	4,400 (P)	$45.56
6/19/2007	1,600 (P)	$45.57
6/19/2007	1,800 (P)	$45.58
6/19/2007	6,700 (P)	$45.56
6/19/2007	2,400 (P)	$45.57
6/19/2007	2,700 (P)	$45.58
6/20/2007	10,900 (P)	$45.50
6/20/2007	8,000 (P)	$45.50
6/20/2007	12,000 (P)	$45.50
6/21/2007	1,000 (P)	$45.50
6/21/2007	800 (P)	$45.50
6/21/2007	1,100 (P)	$45.50

Page 43 of 59 Pages

NY407367.5/344-00402

SCHEDULE B

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
5/2/2007	11,500 (P)	$43.37
5/2/2007	800 (P)	$43.31
5/2/2007	10,600 (P)	$43.37
5/2/2007	700 (P)	$43.31
5/2/2007	11,500 (P)	$43.37
5/2/2007	800 (P)	$43.31
5/14/2007	(400) (S)	$43.42
5/14/2007	(19,000) (S)	$43.42
5/14/2007	13,300 (P)	$43.44
5/14/2007	19,000 (P)	$43.42
5/15/2007	(2,300) (S)	$43.50
5/15/2007	(2,400) (S)	$43.50
5/15/2007	(5,200) (S)	$43.45
5/15/2007	(1,900) (S)	$43.45
5/15/2007	(9,900) (S)	$43.48
5/15/2007	17,100 (P)	$43.53
5/15/2007	9,900 (P)	$43.48
5/22/2007	4,400 (P)	$43.53
5/22/2007	700 (P)	$43.56
5/22/2007	4,900 (P)	$43.53
5/22/2007	700 (P)	$43.56
5/24/2007	3,200 (P)	$43.63
5/24/2007	2,800 (P)	$43.63
5/24/2007	3,200 (P)	$43.63
5/25/2007	1,900 (P)	$43.63
5/25/2007	1,700 (P)	$43.63
5/25/2007	1,900 (P)	$43.63
5/29/2007	5,600 (P)	$43.50
5/29/2007	9,800 (P)	$43.50
5/29/2007	2,700 (P)	$43.48
5/29/2007	13,900 (P)	$43.53
5/29/2007	4,500 (P)	$43.53
5/29/2007	5,000 (P)	$43.50
5/29/2007	8,700 (P)	$43.50
5/29/2007	2,400 (P)	$43.48
5/29/2007	12,400 (P)	$43.53
5/29/2007	4,000 (P)	$43.53
5/29/2007	5,600 (P)	$43.50
5/29/2007	9,800 (P)	$43.50
5/29/2007	2,700 (P)	$43.48
5/29/2007	13,900 (P)	$43.53

Page 44 of 59 Pages

NY407367.5/344-00402

5/29/2007	4,500 (P)	$43.53
6/14/2007	18,500 (P)	$45.58
6/14/2007	25,400 (P)	$45.58
6/14/2007	27,800 (P)	$45.58
6/15/2007	213 (P)	$45.56
6/15/2007	1,233 (P)	$45.56
6/15/2007	1,187 (P)	$45.58
6/15/2007	6,867 (P)	$45.58
6/15/2007	304 (P)	$45.56
6/15/2007	1,674 (P)	$45.56
6/15/2007	1,696 (P)	$45.58
6/15/2007	9,326 (P)	$45.58
6/15/2007	335 (P)	$45.56
6/15/2007	1,841 (P)	$45.56
6/15/2007	1,865 (P)	$45.58
6/15/2007	10,259 (P)	$45.58
6/18/2007	6,300 (P)	$45.63
6/18/2007	8,700 (P)	$45.63
6/18/2007	9,500 (P)	$45.63
6/19/2007	1,800 (P)	$45.57
6/19/2007	4,900 (P)	$45.56
6/19/2007	2,000 (P)	$45.58
6/19/2007	3,500 (P)	$45.56
6/19/2007	1,300 (P)	$45.57
6/19/2007	1,400 (P)	$45.58
6/19/2007	5,300 (P)	$45.56
6/19/2007	1,900 (P)	$45.57
6/19/2007	2,100 (P)	$45.58
6/20/2007	8,500 (P)	$45.50
6/20/2007	6,000 (P)	$45.50
6/20/2007	9,100 (P)	$45.50
6/21/2007	800 (P)	$45.50
6/21/2007	600 (P)	$45.50
6/21/2007	900 (P)	$45.50

Page 45 of 59 Pages

NY407367.5/344-00402

SCHEDULE C

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
5/2/2007	1,800 (P)	$43.37
5/2/2007	100 (P)	$43.31
5/2/2007	1,500 (P)	$43.37
5/2/2007	100 (P)	$43.31
5/2/2007	1,800 (P)	$43.37
5/2/2007	100 (P)	$43.31
5/14/2007	(100) (S)	$43.42
5/14/2007	(700) (S)	$43.42
5/14/2007	(2,100) (S)	$43.42
5/14/2007	1,800 (P)	$43.44
5/14/2007	2,800 (P)	$43.42
5/15/2007	(600) (S)	$43.50
5/15/2007	(100) (S)	$43.50
5/15/2007	(900) (S)	$43.45
5/15/2007	(100) (S)	$43.45
5/15/2007	(700) (S)	$43.48
5/15/2007	(800) (S)	$43.48
5/15/2007	2,200 (P)	$43.53
5/15/2007	1,500 (P)	$43.48
5/22/2007	500 (P)	$43.53
5/22/2007	100 (P)	$43.56
5/22/2007	600 (P)	$43.53
5/22/2007	100 (P)	$43.56
5/24/2007	300 (P)	$43.63
5/24/2007	300 (P)	$43.63
5/24/2007	300 (P)	$43.63
5/25/2007	200 (P)	$43.63
5/25/2007	200 (P)	$43.63
5/25/2007	200 (P)	$43.63
5/29/2007	600 (P)	$43.50
5/29/2007	1,100 (P)	$43.50
5/29/2007	300 (P)	$43.48
5/29/2007	1,500 (P)	$43.53
5/29/2007	500 (P)	$43.53
5/29/2007	600 (P)	$43.50
5/29/2007	1,100 (P)	$43.50
5/29/2007	300 (P)	$43.48
5/29/2007	1,500 (P)	$43.53
5/29/2007	500 (P)	$43.53

Page 46 of 59 Pages

NY407367.5/344-00402

5/29/2007	600 (P)	$43.50
5/29/2007	1,100 (P)	$43.50
5/29/2007	300 (P)	$43.48
5/29/2007	1,500 (P)	$43.53
5/29/2007	500 (P)	$43.53
6/14/2007	1,600 (P)	$45.58
6/14/2007	2,300 (P)	$45.58
6/14/2007	2,300 (P)	$45.58
6/15/2007	63 (P)	$45.56
6/15/2007	13 (P)	$45.56
6/15/2007	438 (P)	$45.58
6/15/2007	88 (P)	$45.58
6/15/2007	100 (P)	$45.56
6/15/2007	11 (P)	$45.56
6/15/2007	700 (P)	$45.58
6/15/2007	86 (P)	$45.58
6/15/2007	100 (P)	$45.56
6/15/2007	13 (P)	$45.56
6/15/2007	700 (P)	$45.58
6/15/2007	88 (P)	$45.58
6/18/2007	400 (P)	$45.63
6/18/2007	600 (P)	$45.63
6/18/2007	600 (P)	$45.63
6/19/2007	100 (P)	$45.57
6/19/2007	400 (P)	$45.56
6/19/2007	100 (P)	$45.58
6/19/2007	300 (P)	$45.56
6/19/2007	100 (P)	$45.57
6/19/2007	200 (P)	$45.58
6/19/2007	500 (P)	$45.56
6/19/2007	200 (P)	$45.57
6/19/2007	100 (P)	$45.58
6/20/2007	600 (P)	$45.50
6/20/2007	400 (P)	$45.50
6/20/2007	600 (P)	$45.50
6/21/2007	100 (P)	$45.50
6/21/2007	100 (P)	$45.50

Page 47 of 59 Pages

NY407367.5/344-00402

SCHEDULE D

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
5/2/2007	900 (P)	$43.37
5/2/2007	100 (P)	$43.31
5/2/2007	900 (P)	$43.37
5/2/2007	100 (P)	$43.31
5/2/2007	900 (P)	$43.37
5/2/2007	100 (P)	$43.31
5/14/2007	(1,100) (S)	$43.42
5/14/2007	(300) (S)	$43.42
5/14/2007	1,100 (P)	$43.44
5/14/2007	1,400 (P)	$43.42
5/15/2007	(300) (S)	$43.50
5/15/2007	(100) (S)	$43.50
5/15/2007	(100) (S)	$43.45
5/15/2007	(400) (S)	$43.45
5/15/2007	(500) (S)	$43.48
5/15/2007	(200) (S)	$43.48
5/15/2007	1,300 (S)	$43.53
5/15/2007	700 (P)	$43.48
5/22/2007	400 (P)	$43.53
5/22/2007	100 (P)	$43.56
5/22/2007	400 (P)	$43.53
5/24/2007	300 (P)	$43.63
5/24/2007	200 (P)	$43.63
5/24/2007	300 (P)	$43.63
5/25/2007	100 (P)	$43.63
5/25/2007	100 (P)	$43.63
5/25/2007	100 (P)	$43.63
5/29/2007	300 (P)	$43.50
5/29/2007	500 (P)	$43.50
5/29/2007	200 (P)	$43.48
5/29/2007	800 (P)	$43.53
5/29/2007	200 (P)	$43.53
5/29/2007	300 (P)	$43.50
5/29/2007	500 (P)	$43.50
5/29/2007	100 (P)	$43.48
5/29/2007	800 (P)	$43.53
5/29/2007	200 (P)	$43.53
5/29/2007	300 (P)	$43.50
5/29/2007	500 (P)	$43.50
5/29/2007	200 (P)	$43.48
5/29/2007	800 (P)	$43.53

Page 48 of 59 Pages

NY407367.5/344-00402

5/29/2007	200 (P)	$43.53
6/14/2007	800 (P)	$45.58
6/14/2007	1,200 (P)	$45.58
6/14/2007	1,200 (P)	$45.58
6/15/2007	19 (P)	$45.56
6/15/2007	56 (P)	$45.56
6/15/2007	81 (P)	$45.58
6/15/2007	244 (P)	$45.58
6/15/2007	18 (P)	$45.56
6/15/2007	94 (P)	$45.56
6/15/2007	82 (P)	$45.58
6/15/2007	406 (P)	$45.58
6/15/2007	19 (P)	$45.56
6/15/2007	94 (P)	$45.56
6/15/2007	81 (P)	$45.58
6/15/2007	406 (P)	$45.58
6/18/2007	300 (P)	$45.63
6/18/2007	400 (P)	$45.63
6/18/2007	400 (P)	$45.63
6/19/2007	100 (P)	$45.57
6/19/2007	200 (P)	$45.56
6/19/2007	100 (P)	$45.58
6/19/2007	200 (P)	$45.56
6/19/2007	100 (P)	$45.57
6/19/2007	200 (P)	$45.56
6/19/2007	100 (P)	$45.57
6/19/2007	100 (P)	$45.58
6/20/2007	400 (P)	$45.50
6/20/2007	300 (P)	$45.50
6/20/2007	400 (P)	$45.50

Page 49 of 59 Pages

NY407367.5/344-00402

SCHEDULE E

TINICUM PARTNERS, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
5/2/2007	900 (P)	$43.37
5/2/2007	100 (P)	$43.31
5/2/2007	600 (P)	$43.37
5/2/2007	900 (P)	$43.37
5/2/2007	100 (P)	$43.31
5/14/2007	(1,000) (P)	$43.42
5/14/2007	700 (P)	$43.44
5/14/2007	1,000 (P)	$43.42
5/15/2007	(100) (S)	$43.50
5/15/2007	(100) (S)	$43.50
5/15/2007	(100) (S)	$43.45
5/15/2007	(300) (S)	$43.45
5/15/2007	(500) (S)	$43.48
5/15/2007	900 (P)	$43.53
5/15/2007	500 (P)	$43.48
5/22/2007	200 (P)	$43.53
5/22/2007	200 (P)	$43.53
5/24/2007	300 (P)	$43.63
5/24/2007	200 (P)	$43.63
5/24/2007	300 (P)	$43.63
5/25/2007	200 (P)	$43.63
5/25/2007	100 (P)	$43.63
5/25/2007	200 (P)	$43.63
5/29/2007	500 (P)	$43.50
5/29/2007	800 (P)	$43.50
5/29/2007	200 (P)	$43.48
5/29/2007	1,200 (P)	$43.53
5/29/2007	400 (P)	$43.53
5/29/2007	300 (P)	$43.50
5/29/2007	500 (P)	$43.50
5/29/2007	100 (P)	$43.48
5/29/2007	800 (P)	$43.53
5/29/2007	200 (P)	$43.53
5/29/2007	500 (P)	$43.50
5/29/2007	800 (P)	$43.50
5/29/2007	200 (P)	$43.48
5/29/2007	1,200 (P)	$43.53
5/29/2007	400 (P)	$43.53
6/14/2007	800 (P)	$45.58
6/14/2007	1,200 (P)	$45.58
6/14/2007	1,200 (P)	$45.58

Page 50 of 59 Pages

NY407367.5/344-00402

6/15/2007	56 (P)	$45.56
6/15/2007	19 (P)	$45.56
6/15/2007	244 (P)	$45.58
6/15/2007	81 (P)	$45.58
6/15/2007	94 (P)	$45.56
6/15/2007	18 (P)	$45.56
6/15/2007	406 (P)	$45.58
6/15/2007	82 (P)	$45.58
6/15/2007	94 (P)	$45.56
6/15/2007	19 (P)	$45.56
6/15/2007	406 (P)	$45.58
6/15/2007	81 (P)	$45.58
6/18/2007	300 (P)	$45.63
6/18/2007	400 (P)	$45.63
6/18/2007	400 (P)	$45.63
6/19/2007	100 (P)	$45.57
6/19/2007	200 (P)	$45.56
6/19/2007	100 (P)	$45.58
6/19/2007	200 (P)	$45.56
6/19/2007	100 (P)	$45.57
6/19/2007	200 (P)	$45.56
6/19/2007	100 (P)	$45.57
6/19/2007	100 (P)	$45.58
6/20/2007	400 (P)	$45.50
6/20/2007	300 (P)	$45.50
6/20/2007	400 (P)	$45.50

Page 51 of 59 Pages

NY407367.5/344-00402

SCHEDULE F

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
5/2/2007	26,800 (P)	$43.37
5/2/2007	1,800 (P)	$43.31
5/2/2007	24,800 (P)	$43.37
5/2/2007	1,700 (P)	$43.31
5/2/2007	26,800 (P)	$43.37
5/2/2007	1,800 (P)	$43.31
5/14/2007	(700) (S)	$43.42
5/14/2007	(5,400) (S)	$43.42
5/14/2007	(26,600) (S)	$43.42
5/14/2007	26,600 (P)	$43.44
5/14/2007	32,000 (P)	$43.42
5/15/2007	(3,800) (S)	$43.50
5/15/2007	(4,200) (S)	$43.50
5/15/2007	(11,900) (S)	$43.45
5/15/2007	(3,900) (S)	$43.48
5/15/2007	(10,100) (S)	$43.48
5/15/2007	(2,700) (S)	$43.48
5/15/2007	33,300 (P)	$43.53
5/15/2007	16,700 (P)	$43.48
5/22/2007	9,400 (P)	$43.53
5/22/2007	1,400 (P)	$43.56
5/22/2007	10,400 (P)	$43.53
5/22/2007	1,600 (P)	$43.56
5/24/2007	7,100 (P)	$43.63
5/24/2007	6,500 (P)	$43.63
5/24/2007	7,100 (P)	$43.63
5/25/2007	4,400 (P)	$43.63
5/25/2007	4,000 (P)	$43.63
5/25/2007	4,400 (P)	$43.63
5/29/2007	13,100 (P)	$43.50
5/29/2007	22,700 (P)	$43.50
5/29/2007	6,300 (P)	$43.48
5/29/2007	32,600 (P)	$43.53
5/29/2007	10,500 (P)	$43.53
5/29/2007	11,800 (P)	$43.50
5/29/2007	20,600 (P)	$43.50
5/29/2007	5,700 (P)	$43.48
5/29/2007	29,500 (P)	$43.53
5/29/2007	9,500 (P)	$43.53
5/29/2007	13,100 (P)	$43.50

Page 52 of 59 Pages

NY407367.5/344-00402

5/29/2007	22,700 (P)	$43.50
5/29/2007	6,300 (P)	$43.48
5/29/2007	32,600 (P)	$43.53
5/29/2007	10,500 (P)	$43.53
6/14/2007	33,000 (P)	$45.58
6/14/2007	46,100 (P)	$45.58
6/14/2007	49,600 (P)	$45.58
6/15/2007	2,203 (P)	$45.56
6/15/2007	390 (P)	$45.56
6/15/2007	12,497 (P)	$45.58
6/15/2007	2,210 (P)	$45.58
6/15/2007	3,072 (P)	$45.56
6/15/2007	539 (P)	$45.56
6/15/2007	17,428 (P)	$45.58
6/15/2007	3,061 (P)	$45.58
6/15/2007	3,312 (P)	$45.56
6/15/2007	584 (P)	$45.56
6/15/2007	18,788 (P)	$45.58
6/15/2007	3,316 (P)	$45.58
6/18/2007	11,500 (P)	$45.63
6/18/2007	16,100 (P)	$45.63
6/18/2007	17,300 (P)	$45.63
6/19/2007	3,300 (P)	$45.57
6/19/2007	9,200 (P)	$45.56
6/19/2007	3,600 (P)	$45.58
6/19/2007	6,600 (P)	$45.56
6/19/2007	2,400 (P)	$45.57
6/19/2007	2,600 (P)	$45.58
6/19/2007	9,800 (P)	$45.56
6/19/2007	3,500 (P)	$45.57
6/19/2007	4,000 (P)	$45.58
6/20/2007	15,900 (P)	$45.50
6/20/2007	11,500 (P)	$45.50
6/20/2007	17,300 (P)	$45.50
6/21/2007	1,400 (P)	$45.50
6/21/2007	1,000 (P)	$45.50
6/21/2007	1,500 (P)	$45.50

Page 53 of 59 Pages

NY407367.5/344-00402

SCHEDULE G

NOONDAY CAPITAL PARTNERS, L.L.C.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
5/2/2007	2,000 (P)	$43.37
5/2/2007	100 (P)	$43.31
5/14/2007	2,500 (P)	$43.44
5/15/2007	3,100 (P)	$43.53
5/22/2007	900 (P)	$43.53
5/22/2007	100 (P)	$43.56
5/24/2007	400 (P)	$43.63
5/25/2007	300 (P)	$43.63
5/29/2007	800 (P)	$43.50
5/29/2007	1,400 (P)	$43.50
5/29/2007	400 (P)	$43.48
5/29/2007	1,900 (P)	$43.53
5/29/2007	600 (P)	$43.53
6/14/2007	2,400 (P)	$45.58
6/15/2007	167 (P)	$45.56
6/15/2007	33 (P)	$45.56
6/15/2007	833 (P)	$45.58
6/15/2007	167 (P)	$45.58
6/18/2007	800 (P)	$45.63
6/19/2007	200 (P)	$45.57
6/19/2007	500 (P)	$45.56
6/19/2007	100 (P)	$45.58
6/20/2007	1,000 (P)	$45.50
6/21/2007	100 (P)	$45.50

Page 54 of 59 Pages

NY407367.5/344-00402

SCHEDULE H

FARALLON CAPITAL MANAGEMENT, L.L.C.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
5/2/2007	56,300 (P)	$43.37
5/2/2007	3,800 (P)	$43.31
5/2/2007	51,600 (P)	$43.37
5/2/2007	3,500 (P)	$43.31
5/2/2007	56,300 (P)	$43.37
5/2/2007	3,800 (P)	$43.31
5/14/2007	(2,400) (S)	$43.42
5/14/2007	(98,700) (S)	$43.42
5/14/2007	61,800 (P)	$43.44
5/14/2007	98,700 (P)	$43.42
5/15/2007	(6,600) (S)	$43.50
5/15/2007	(17,900) (S)	$43.50
5/15/2007	(1,700) (S)	$43.45
5/15/2007	(35,100) (S)	$43.45
5/15/2007	(51,500) (S)	$43.48
5/15/2007	77,700 (P)	$43.53
5/15/2007	51,500 (P)	$43.48
5/22/2007	22,600 (P)	$43.53
5/22/2007	3,400 (P)	$43.56
5/22/2007	25,100 (P)	$43.53
5/22/2007	3,800 (P)	$43.56
5/24/2007	17,000 (P)	$43.63
5/24/2007	15,400 (P)	$43.63
5/24/2007	17,000 (P)	$43.63
5/25/2007	10,700 (P)	$43.63
5/25/2007	9,700 (P)	$43.63
5/25/2007	10,700 (P)	$43.63
5/29/2007	31,600 (P)	$43.50
5/29/2007	55,000 (P)	$43.50
5/29/2007	15,200 (P)	$43.48
5/29/2007	78,700 (P)	$43.53
5/29/2007	25,400 (P)	$43.53
5/29/2007	28,900 (P)	$43.50
5/29/2007	50,400 (P)	$43.50
5/29/2007	14,000 (P)	$43.48
5/29/2007	72,100 (P)	$43.53
5/29/2007	23,300 (P)	$43.53
5/29/2007	31,600 (P)	$43.50
5/29/2007	55,000 (P)	$43.50
5/29/2007	15,200 (P)	$43.48
5/29/2007	78,700 (P)	$43.53

Page 55 of 59 Pages

NY407367.5/344-00402

5/29/2007	25,400 (P)	$43.53
6/14/2007	80,300 (P)	$45.58
6/14/2007	111,600 (P)	$45.58
6/14/2007	120,500 (P)	$45.58
6/15/2007	987 (P)	$45.56
6/15/2007	5,453 (P)	$45.56
6/15/2007	5,513 (P)	$45.58
6/15/2007	30,447 (P)	$45.58
6/15/2007	1,352 (P)	$45.56
6/15/2007	7,579 (P)	$45.56
6/15/2007	7,548 (P)	$45.58
6/15/2007	42,321 (P)	$45.58
6/15/2007	1,458 (P)	$45.56
6/15/2007	8,171 (P)	$45.56
6/15/2007	8,142 (P)	$45.58
6/15/2007	45,629 (P)	$45.58
6/18/2007	28,100 (P)	$45.63
6/18/2007	39,000 (P)	$45.63
6/18/2007	42,100 (P)	$45.63
6/19/2007	8,100 (P)	$45.57
6/19/2007	22,500 (P)	$45.56
6/19/2007	9,000 (P)	$45.58
6/19/2007	16,000 (P)	$45.56
6/19/2007	5,600 (P)	$45.57
6/19/2007	6,600 (P)	$45.58
6/19/2007	24,200 (P)	$45.56
6/19/2007	8,700 (P)	$45.57
6/19/2007	9,600 (P)	$45.58
6/20/2007	39,400 (P)	$45.50
6/20/2007	28,500 (P)	$45.50
6/20/2007	42,700 (P)	$45.50
6/21/2007	3,600 (P)	$45.50
6/21/2007	2,600 (P)	$45.50
6/21/2007	3,900 (P)	$45.50

5/2/2007	7,700 (P)	$43.37
5/2/2007	500 (P)	$43.31
5/14/2007	10,500 (P)	$43.44
5/15/2007	11,800 (P)	$43.53
5/22/2007	4,100 (P)	$43.53
5/22/2007	600 (P)	$43.56
5/24/2007	2,700 (P)	$43.63
5/25/2007	1,600 (P)	$43.63
5/29/2007	4,800 (P)	$43.50
5/29/2007	8,400 (P)	$43.50
5/29/2007	2,300 (P)	$43.48
5/29/2007	12,000 (P)	$43.53
5/29/2007	3,900 (P)	$43.53

Page 56 of 59 Pages

NY407367.5/344-00402

6/14/2007	14,800 (P)	$45.58
6/15/2007	185 (P)	$45.56
6/15/2007	1,015 (P)	$45.56
6/15/2007	1,015 (P)	$45.58
6/15/2007	5,585 (P)	$45.58
6/18/2007	5,200 (P)	$45.63
6/19/2007	1,000 (P)	$45.57
6/19/2007	2,800 (P)	$45.56
6/19/2007	1,200 (P)	$45.58
6/20/2007	5,400 (P)	$45.50
6/21/2007	500 (P)	$45.50

Page 57 of 59 Pages

NY407367.5/344-00402

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 58 of 59 Pages

NY407367.5/344-00402

EXHIBIT 1

to

SCHEDULE 13D

JOINT ACQUISITION STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: June 25, 2007

/s/ Mark C. Wehrly	_

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

and as the Managing Member of

NOONDAY CAPITAL PARTNERS, L.L.C.

By Mark C. Wehrly, Managing Member

/s/ Mark C. Wehrly	_

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Mark C. Wehrly, Managing Member

/s/ Mark C. Wehrly	_

NOONDAY G.P. (U.S.), L.L.C.

By Mark C. Wehrly, Attorney-in-fact

/s/ Mark C. Wehrly	_

NOONDAY CAPITAL, L.L.C.,

On its own behalf

and as the General Partner of

NOONDAY ASSET MANAGEMENT, L.P.

By Mark C. Wehrly, Attorney-in-fact

Page 59 of 60 Pages

NY407367.5/344-00402

/s/ Mark C. Wehrly	_

Mark C. Wehrly, individually and as attorney-in-fact for

each of David I. Cohen, Chun R. Ding, William F. Duhamel,

Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, and Thomas F. Steyer

Page 60 of 60 Pages

NY407367.5/344-00402